Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is made and entered as of the 11th day of May, 2005, by and between FUND VI, FUND VII AND FUND VIII ASSOCIATES, a Georgia joint venture (“Landlord”) and BELLSOUTH ADVERTISING & PUBLISHING CORPORATION, a Georgia corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of May 20, 1996, as amended by that certain First Amendment to Lease Agreement dated December 6, 1996 (collectively, the “Lease”), relating to premises in a building located at 10375 Centurion Parkway North, Jacksonville, Florida. Capitalized terms used but not defined herein, including the terms “Demised Premises”, “Rentable Floor Area”, “Building”, “Lease Term”, “Tenant’s Additional Rental” and “Tenant’s Forecast Additional Rental”, shall have the same respective meanings given to such terms in the Lease; and

WHEREAS, Landlord and Tenant desire to reduce the size of the Demised Premises effective as of May 1, 2006 by eliminating from the Demised Premises that certain space on the first floor of the Building containing 12,073 square feet of Rentable Floor Area and being more particularly shown on the floor plan attached hereto as Exhibit “A” and by reference made a part hereof; and

WHEREAS, the initial Lease Term expires on April 30, 2006, and Landlord and Tenant desire to extend the Lease Term by three (3) years; and

WHEREAS, Landlord and Tenant desire to modify and amend the Lease to effectuate such reduction of the Demised Premises and extension of the Lease Term and for certain other purposes as hereinafter provided.

NOW, THEREFORE, for and in consideration of the premises, the sum of Ten and No/100 Dollars ($10.00) in hand paid by each of the parties hereto to the other, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby covenant and agree as follows:

1. Reduction of Demised Premises. Effective as of midnight on April 30, 2006, the Demised Premises is hereby reduced by eliminating therefrom that certain space located on the first floor of the Building comprising 12,073 square feet of Rentable Floor Area which is shown on the floor plan attached hereto as Exhibit “A” and by reference made a part hereof (the “Excluded Space”), and Tenant agrees to quit and surrender such Excluded Space on or before April 30, 2006 in accordance with Article 30 of the Lease. Landlord and Tenant stipulate and agree that (i) prior to May 1, 2006, the Demised Premises contains 69,424 square feet of Rentable Floor Area, (ii) from and after May 1, 2006, the Demised Premises contains 57,351 square feet of Rentable Floor Area, and (iii) the Building contains 92,566 square feet of Rentable Floor Area.

2. Extension of Lease Term. Landlord and Tenant hereby agree that the Lease Term shall be and is hereby extended for a period of three (3) years (the “First Extended Term”), thereby extending the expiration of the Lease Term from April 30, 2006 to April 30, 2009. The First Extended Term shall be upon the same covenants, agreements, terms, provisions and conditions that are contained in the Lease for the initial Lease Term, except as expressly provided herein.

3. Base Rental During First Extended Term. The Base Rental payable by Tenant during the First Extended Term shall be in the following amounts:

Period	Base Rental Rate Per Square Foot of Rentable Floor Area Per Year	Annual Base Rental
5/1/06-4/30/07	$18.500	$1,060,993.50
5/1/07-4/30/08	$19.055	$1,092,823.31
5/1/08-4/30/09	$19.627	$1,125,628.08

4. Adjustment to Operating Expense Stop During First Extended Term. Landlord and Tenant hereby agree that effective from and after May 1, 2006, the first day of the First Extended Term, Tenant’s Additional Rental shall mean for each calendar year (or portion thereof) Tenant’s Share of Operating Expenses in excess of the Operating Expenses for calendar year 2005. Operating Expenses which are variable in nature shall continue to be adjusted for purposes of determining Tenant’s Additional Rental as provided in Article 7(b) of the Lease. The $5.50 “stop” utilized for purposes of determining Tenant’s Additional Rental shall continue to be in effect through April 30, 2006.

5. Free Rent Allowance Attributable to First Extended Term. In consideration of the extension of the Lease Term for the Extended Term, Landlord agrees to provide to Tenant free Base Rental in the amount of $172,053.00 (the “First Free Base Rental Allowance”) to be utilized by Tenant as a credit against Base Rental due and payable by Tenant under the Lease, as amended, from and after May 1, 2005 until the entire First Free Base Rental Allowance is exhausted. The First Free Base Rental Allowance may not be applied as a credit against Tenant’s Additional Rental or any financial obligations owed by Tenant to Landlord other than Base Rental becoming due and payable from and after May 1, 2005.

6. Extension Option. Article 48 of the Lease, entitled “Extension of Lease Term,” is hereby deleted in its entirety and shall be of no further force or effect. Landlord and Tenant hereby agree that Tenant shall have the option to extend the Lease Term of the Lease for one (1) consecutive extended term of five (5) years (the “Second Extended Term”). Such option shall be exercised by written notice to Landlord given not less than twelve (12) months prior to the expiration of the First Extended Term. The Second Extended Term shall be upon the same covenants, agreements, terms, provisions and conditions that are contained in the Lease, as amended, for the First Extended Term, as the same shall then be in effect hereunder, including, without limitation, Tenant’s obligations to pay Base Rental, Tenant’s Forecast Additional Rental and Tenant’s Additional Rental, except as expressly provided herein to the contrary. Tenant may not exercise an option to extend the Lease Term for the Second Extended Term if an event of default under the Lease, as amended, has occurred and is continuing beyond applicable notice and cure periods. The Base Rental payable by Tenant during the Second Extended Term shall be in the following amounts:

Period	Base Rental Rate Per Square Foot of Rentable Floor Area Per Year	Annual Base Rental
5/1/09-4/30/10	$20.215	$1,159,350.47
5/1/10-4/30/11	$20.822	$1,194,162.52
5/1/11-4/30/12	$21.447	$1,230,006.90
5/1/12-4/30/13	$22.090	$1,266,883.59
5/1/13-4/30/14	$22.753	$1,304,907.30

The leasehold improvements will be provided in the then existing condition (on an “as is” basis) at the time the Second Extended Term commences. Landlord agrees to provide to Tenant an additional free Base Rental allowance in the amount of $573,510.00 (the “Second Free Base Rental Allowance”) to be utilized by Tenant as a credit against Base Rental due and payable by Tenant under the Lease, as amended, from and after May 1, 2009 until the entire Second Free Base Rental Allowance is exhausted. The Second Free Base Rental Allowance may not be applied as a credit against Tenant’s Additional Rental or any financial obligations owed by Tenant to Landlord other than Base Rental becoming due and payable from and after May 1, 2009. Tenant shall not have the right to assign its extension rights to any sublessee of the Demised Premises, nor may any such sublessee exercise such extension rights, but Tenant may assign its extension rights to a permitted assignee, if any, of all of Tenant’s rights under the Lease, as amended.

7. Deletion of First Right of Refusal. Landlord and Tenant hereby agree that Article 52 of the Lease, entitled “First Right of Refusal,” is hereby deleted in its entirety and shall be of no further force or effect.

8. No Broker. Tenant represents and warrants to Landlord that no broker, agent, commission salesperson or other person has represented Tenant in the negotiations for and procurement of this Second Amendment and the extension of the Lease Term provided herein. Tenant agrees to indemnify and hold Landlord harmless from all loss, liability, damage, judgment, cost or expense (including reasonable attorneys’ fees and court costs) suffered or incurred by Landlord as a result of any claim for a commission, fee or compensation by any broker, agent, commission salesperson or other person who represents or claims to represent Tenant in connection with this Second Amendment or the extension of the Lease Term provided herein. Landlord represents and warrants to Tenant that no broker, agent, commission salesperson or other person has represented Landlord in the negotiations for and procurement of this Second Amendment and the extension of the Lease Term provided herein. Landlord agrees to indemnify and hold Tenant harmless from all loss, liability, damage, judgment, cost or expense (including reasonable attorneys’ fees and court costs) suffered or incurred by Tenant as a result of any claim for a commission, fee or compensation by any broker, agent, commission salesperson or other person who represents or claims to represent Landlord in connection with this Second Amendment or the extension of the Lease Term provided herein.

9. Ratification. Except as expressly modified and amended herein, the Lease shall remain in full force and effect and, as modified and amended herein, is expressly ratified and confirmed by the parties hereto.

10. Binding Effect. This Second Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. This Second Amendment shall be governed by and construed under the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment effective as of the day, month and year first above written.

LANDLORD:

FUND VI, FUND VII, AND FUND VIII
ASSOCIATES, a Georgia joint venture

By:	Wells Real Estate Fund VI, L.P., a Georgia
limited partnership, managing venturer

	By:	Wells Partners, L.P., a Georgia limited
partnership, its general partner

		By:	Wells Capital, Inc., a Georgia
corporation, general partner

By:
Name:
Title:

TENANT:

BELLSOUTH ADVERTISING & PUBLISHING
CORPORATION, a Georgia corporation

By:	Sunlink Corporation, as agent

By:
	Name:	R. M. Webber
	Title:	President, Sunlink Corporation

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